Schedule A
to the
Investment Sub-Advisory Agreement

Listing of Funds

     Name of Fund

     Constellation HLAM Large Cap Value Fund
     Constellation HLAM Large Cap Quality Growth Fund

Schedule B
to the
Investment Sub-Advisory Agreement

For Funds with Performance Adjustments

     This Schedule B shall apply to each of the Funds identified on Schedule B-1 hereto.

     (a)     General. The Adviser shall pay to the Sub-Adviser, as compensation for the Sub-Adviser’s services and expenses assumed hereunder, a fee determined with respect to each Fund, which shall be composed of the Basic Fee (defined below) and a Performance Adjustment (defined below) to the Basic Fee based upon the investment performance of a class of shares of the Fund in relation to the investment record of a securities index determined by the Trustees of the Trust to be appropriate over the same period.

     (b)     Index, Class and Changes to the Class. The Trustees have initially designated for each Fund the index and class of shares of the Fund identified on Schedule B-1 as the index and class to be used for purposes of determining the Performance Adjustment (referred to herein as the “Index” and the “Class,” respectively). From time to time, the Trustees may, by a vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, determine that a different class of shares of the Trust representing interests in a Fund other than the Class is most appropriate for use in calculating the Performance Adjustment. If a different class of shares (the “Successor Class”) is substituted in calculating the Performance Adjustment the use of a Successor Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Successor Class was outstanding at the beginning of such period. In the event that such Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the Successor Class of shares previously designated.

     (c)     Basic Fee. The basic fee for a Fund (the “Basic Fee”) for any period shall equal: (i) the Fund’s average net assets during such period, multiplied by (ii) the annual rate identified for such Fund on Schedule B-1 hereto, multiplied by (iii) a fraction, the numerator of which is the number of calendar days in the payment period and the denominator of which is 365 (366 in leap years).

     (d)     Performance Adjustment. The amount of the performance adjustment (the “Performance Adjustment”) shall equal: (i) the average net assets of the Fund over the Performance Period (as defined below), multiplied by (ii) the Adjustment Rate (as defined below), multiplied by (iii) a fraction, the numerator of which shall be the number of days in the last month of the Performance Period and the denominator of which shall be 365. The resulting dollar figure will be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

     (e)     Adjustment Rate. The adjustment rate (the “Adjustment Rate”) shall be as set forth in Schedule B-2 for each Fund, provided, however, that the Performance Adjustment may be further adjusted to the extent necessary to insure that the total adjustment to the Basic Fee on an annualized basis does not exceed the maximum Performance Adjustment identified for such Fund in Schedule B-2.

     (f)     Performance Period. The performance period (the “Performance Period”) shall commence on the first day of the month next occurring after this Agreement becomes effective with respect to the Fund (the “Commencement Date”), provided, however, that if this Agreement should become effective on the first day of a month with respect to a Fund, then the Commencement Date shall be the first day of such month. The Performance Period shall consist of a rolling 12-month period that includes the current month plus the preceding 11 months following the commencement of Fund operations under this Agreement. No Performance Adjustment shall be made with respect to any period that is less than 12 months, provided, however, that the Adviser may calculate a Performance Adjustment for the Constellation TIP Financial Services Fund based upon performance achieved by such Fund prior to the effective date of this Agreement.

     (g)     Measurement Calculation. The Fund’s investment performance will be measured by comparing the (i) opening net asset value of one share of the Class of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one share of the Class of the Fund as of the last business day of such period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose securities comprise the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rule under the Investment Advisers Act of 1940, as the same from time to time may be amended.

     (h)     Payment of Fees. The Management Fee payable hereunder shall be computed daily and paid monthly in arrears.

     (i)     Average Net Assets. The term “average net assets” of a Fund as used herein for any period shall mean the quotient produced by dividing (i) the sum of the net assets of the Fund, as determined in accordance with procedures established from time to time under the direction of the Board of Trustees of the Trust, for each calendar day of such period, by (ii) the number of such days.

     (j)     Termination. In the event this Agreement with respect to any Fund is terminated as of a date other than the last day of any month, the Basic Fee shall be computed on the basis of the period ending on the last day on which this Agreement is in effect for such Fund, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to the average net assets over the Performance Period ending on the last day on which this Agreement is in effect for such Fund.

Schedule B-1
to the
Investment Sub-Advisory Agreement

     Listing of Funds with Performance Adjustments

Name of Fund / Applicable Class	Performance Index	Annual Basic Fee Rate
Constellation HLAM Large Cap Value Fund	Russell 1000 Value Index	0.45%
Constellation HLAM Large Cap Quality Growth Fund	Russell 1000 Growth Index	0.60% on first $40m 0.50% on next $110m 0.45% on assets over $150m

Schedule B-2
to the
Investment Sub-Advisory Agreement

     Performance Adjustment Rate

Name of Fund / Class	Maximum Rate Adjustment	Methodology
Constellation HLAM Large Cap Value Fund – Class II Shares	+/- 0.075%	As detailed in Schedule B-3

Constellation HLAM Large Cap Quality Growth Fund	+/- 0.075%	As detailed in Schedule B-3

Back to Contents

Schedule B-3
to the
Investment Sub-Advisory Agreement

Methodology for Performance Adjustment Rate

     The tables below describes the applicable sub-advisory fees that the Sub-Adviser would receive based on each Fund’s performance as compared to its benchmark index over a given performance period:

1. Constellation HLAM Large Cap Value Fund.

If the Fund:	The Base Fee Increases by:	If the Fund:	The Base Fee Decreases by:

Outperforms the Index by 5.01% or more	+ 0.075%	Underperforms the Index by 5.01% or more	- 0.075%
Outperforms the Index by 4.01% to 5.00%	+ 0.05625%	Underperforms the Index by 4.01% to 5.00%	- 0.05625%
Outperforms the Index by 3.01% to 4.00%	+ 0.0375%	Underperforms the Index by 3.01% to 4.00%	- 0.0375%
Outperforms the Index by 2.01% to 3.00%	+ 0.01875%	Underperforms the Index by 2.01% to 3.00%	- 0.01875%
Outperforms the Index by 2.00% or less	0.00%	Underperforms the Index by 2.00% or less	0.00%

2. Constellation HLAM Large Cap Quality Growth Fund.

If the Fund:	The Base Fee Increases by:	If the Fund:	The Base Fee Decreases by:

Outperforms the Index by 3.01% or more	+ 0.075%	Underperforms the Index by 3.01% or more	- 0.075%

Schedule C
to the
Investment Advisory Agreement

For Funds With No Performance Adjustment

     This Schedule B shall apply to each of the Funds identified on Schedule C-1 hereto.

     (a)     The Trust shall pay to the Adviser a fee for each Fund calculated daily and payable monthly in arrears, computed as a percentage of the average net assets of the Fund for such month at the rate set forth in Schedule C-1 hereto.

     (b)     The “average net assets” of the Fund for any month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund, determined in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust, for each calendar day of such month, by (ii) the number of such days.

Schedule C-1
to the
Investment Advisory Agreement

Listing of Funds and Fee Rates

     Name of Fund

     None